Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Trajan Wealth Income Opportunities ETF, a series of shares of beneficial interest in Spinnaker ETF Series, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania
December 14, 2020